 Exhibit 99.1

Oshkosh Corporation Classification - Highly Restricted

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Financial:	Patrick Davidson Senior Vice President, Investor Relations 920.502.3266

Media:	Jennifer Stiansen Vice President, Global Branding and Communications 240.500.6485

Oshkosh Corporation to Acquire AUSA

Complementary Product Portfolio Deepens Market Reach, Builds on Partnership with JLG

OSHKOSH, Wis. (May 8, 2024) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today announced it has entered into a definitive agreement to acquire AUSACORP S.L. (AUSA), a privately held international company and manufacturer of wheeled dumpers, rough terrain forklifts and telehandlers for the construction, material handling, agriculture, landscape and specialty equipment industries. Upon closing, AUSA will become part of the Oshkosh Access segment.

“AUSA’s history of producing high-quality, purpose-built equipment aligns with our Innovate. Serve. Advance. strategy, allowing us to broaden our product offerings in both current and adjacent markets,” said John Pfeifer, Oshkosh Corporation’s president and chief executive officer. “We look forward to welcoming the AUSA team into the Oshkosh family.”

AUSA products will enhance the JLG® line of telehandlers, as well as Hinowa tracked dumpers and forklifts to strengthen the Access segment’s portfolio of equipment. The companies began working together through a partner agreement in 2020, with AUSA manufacturing the JLG-branded SkyTrak® 3013 compact telehandler.

“We are excited to join forces with a proven partner like AUSA,” said Mahesh Narang, executive vice president Oshkosh Corporation, and president, Access. “Combining our advanced technology capabilities and robust training, support and service infrastructures will allow us to better serve customers and enable targeted growth.”

“We constantly pursue excellence in our products, services and business,” said Ramon Carbonell, AUSA’s chief executive officer. “A deeper relationship with Oshkosh will expand the reach of our products, which is an objective our companies share.”

AUSA, which was founded in 1956 in Barcelona, Spain, reported sales of approximately $132 million euros in 2023. The company’s near 350 team members and 600 dealers bring with them a long history of innovation, quality and customer service.

The AUSA acquisition supports the Oshkosh accelerated growth strategy. The transaction, which is subject to customary closing conditions, is expected to close within 90 days.

Oshkosh Corporation Classification - Highly Restricted

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 17,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Hinowa, Power Towers, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™ and Pratt Miller. For more information, visit oshkoshcorp.com.

®, ™ All brand names referred to in this news release with the exception of AUSA are trademarks of Oshkosh Corporation or its subsidiary companies.

About JLG

JLG® Industries, Inc. is a world-leading designer, manufacturer, and marketer of access equipment. The Company’s diverse product portfolio includes leading brands such as JLG® aerial work platforms; JLG and SkyTrak® telehandlers and rotary telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products. JLG is an Oshkosh Corporation business [NYSE: OSK]. For more information about JLG Industries, Inc., visit www.jlg.com, or find us on Twitter [twitter.com], Facebook [facebook.com], LinkedIn [linkedin.com], Instagram [instagram.com] and YouTube [youtube.com].

About AUSA

Established in 1956, AUSA is a company that specializes in the design, manufacturing and sale of compact all-terrain industrial vehicles (dumpers, forklifts and telescopic handlers) designed for the residential, civil and road construction industry and for the transportation and handling of industrial and agricultural materials. With its headquarters in Manresa (Barcelona), Spain, AUSA operates in 90 countries and has subsidiaries in Madrid, France, the United Kingdom, Germany, the US and China. Its firm commitment to innovation, providing more efficient and safer technological solutions for its customers and its commitment to people and talent have made AUSA a leading company in its sector.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the possibility that the parties will fail to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed transaction; potential negative effects relating to the announcement of the proposed transaction; failure to realize the expected benefits of the transaction or expected synergies; difficulties in predicting results of operations of an acquired business; the cyclical nature of the Company’s access equipment, fire apparatus, refuse and recycling collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals and other risks, uncertainties, assumptions and other factors impacting future results of the Company.

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